Exhibit 23.5

Consent of iResearch Consulting Group

April 19, 2011

Jiayuan.com International Ltd.

Room 1005, Changxin Building

No. 39 Anding Road

Chaoyang District, Beijing

The People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Jiayuan.com International Ltd. (the “Company”) initially filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on April 20, 2011 and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

iResearch Consulting Group further consents to inclusion of information, data and statements from the report entitled “iResearch Report on China Online Dating Industry and Market” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

(Company Seal)[seal: Shanghai iResearch Co., Ltd.]
For and on behalf of
iResearch Consulting Group

/s/ Lei Zou

Name:

Title: Co-President